UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2015

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 W. Wall, Suite 1800	79701
Midland, Texas	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2015, Cary D. Brown resigned from his positions as President and Chief Executive Officer of Legacy Reserves GP, LLC (the “Company”), the general partner of Legacy Reserves LP (the “Partnership”), effective March 1, 2015. Mr. Brown will remain as Chairman of the Board of Directors of the Company (the “Board”). In connection with his resignation, Mr. Brown entered into a Non-Executive Chairman Agreement by and among the Company, Legacy Reserves Services, Inc. and Mr. Brown (the “Chairman Agreement”).

The Chairman Agreement was approved by the Compensation Committee of the Board and the Board on February 3, 2015. Pursuant to the Chairman Agreement, Mr. Brown will serve as the non-executive Chairman of the Board and will provide strategic planning and other services to the Company as requested by the Board or the Chief Executive Officer of the Company. Mr. Brown will be compensated for his services through a cash retainer of $125,000 per quarter (the “Cash Retainer”) in lieu of any annual or quarterly retainer paid to other non-employee members of the Board. In addition to the Cash Retainer, Mr. Brown will be paid any cash directors’ fees for which other non-employee members of the Board would be eligible to receive in connection with any meetings of the Board attended by him. The Company will also continue to provide health care coverage for a period of 18 months following Mr. Brown’s resignation as President and Chief Executive Officer. Under the terms of the Partnership’s Amended and Restated Long-Term Incentive Plan, Mr. Brown will be entitled to continued vesting of his outstanding equity awards in accordance with the grant agreements. The Chairman Agreement also includes restrictive covenants during the term of the agreement plus a post-termination period with respect to non-competition (a sixty day post-termination period) and confidentiality and non-solicitation (one-year post-termination periods).

The foregoing description of the Chairman Agreement is qualified in its entirety by reference to the full text of the Chairman Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

On February 3, 2015, Paul T. Horne, the Company’s Executive Vice President and Chief Operating Officer, was appointed as the Company’s President and Chief Executive Officer, effective March 1, 2015. In connection with his appointment, Mr. Horne’s current employment agreement with Legacy Reserves Services, Inc. remains unchanged. Effective March 1, 2015, Mr. Horne’s 2015 compensation shall consist of an annual base salary of $560,000 plus bonus and equity compensation as set forth for the President and Chief Executive Officer under and in accordance with the Partnership’s Compensation Policy effective March 7, 2013, as amended March 3, 2014.

Mr. Horne, 52, is a member of the Board of Directors and will serve as President and Chief Executive Officer of the Company effective March 1, 2015. Mr. Horne has served as Executive Vice President and Chief Operating Officer of the Company since March 16, 2012 and has served as a director since December 3, 2014. Previously, Mr. Horne served as Executive Vice President of Operations of the Company from our founding in October 2005 to March 2012. From January 2000 to October 2005, Mr. Horne served as Operations Manager of Moriah Resources, Inc. From January 1985 to January 2000, Mr. Horne worked for Mobil E&P U.S. Inc. in a variety of petroleum engineering and operations management roles primarily in the Permian Basin. Mr. Horne has a Bachelor of Science degree in Petroleum Engineering from Texas A&M University. Mr. Horne has 31 years of experience in the oil and natural gas industry with 29 years of experience in the Permian Basin.

Mr. Horne owns H2K Holdings, Ltd., which owns approximately 0.5% interest in the Company.

Item 9.01                                           Financial Statements and Exhibits.
(d)                                 Exhibits.

Exhibit Number	Description
Exhibit 10.1	Non-Executive Chairman Agreement by and among Legacy Reserves GP, LLC, Legacy Reserves Services, Inc. and Cary D. Brown, dated as of February 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY RESERVES LP

	By:	Legacy Reserves GP, LLC,
its general partner

Date: February 6, 2015	/s/ Dan G. LeRoy
Dan G. LeRoy
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Non-Executive Chairman Agreement by and among Legacy Reserves GP, LLC, Legacy Reserves Services, Inc. and Cary D. Brown, dated as of February 3, 2015.